Exhibit 99.2

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES
 Consolidated Statements of Financial Position
June 30, 2016 and 2015 and July 1, 2014

		Yen (millions)
Assets	Note	June 30, 2016	June 30, 2015	July 1, 2014 (the date of transition)
			Unaudited	Unaudited
Current assets:
Cash and cash equivalents	5	¥930	¥927	¥1,081
Trade and other receivables	6	2,512	1,963	1,685
Inventories	9	1,924	1,620	1,597
Other current financial assets	8	141	204	132
Other current assets	7	38	31	33
Total current assets		5,545	4,745	4,528
Non-current assets:
Financial assets	8	248	262	254
Property, plant and equipment	10	726	725	721
Intangible assets	11	116	123	125
Deferred tax assets	21	231	168	202
Other non-current assets	7	191	176	205
Total non-current assets		1,512	1,454	1,507
Total assets		¥7,057	¥6,199	¥6,035
Liabilities and Equity
Current liabilities:
Trade and other payables	12	¥1,591	¥975	¥976
Financial liabilities (current)	13	102	512	304
Accrued expenses		70	52	57
Income taxes payable	21	262	19	104
Provisions	14	56	58	50
Other current liabilities		168	127	126
Total current liabilities		2,249	1,743	1,617
Non-current liabilities:
Financial liabilities (non-current)	13	4	6	201
Retirement benefit liability	15	697	550	598
Deferred tax liabilities	21	64	43	53
Other non-current liabilities		20	26	24
Total non-current liabilities		785	625	876
Total liabilities		3,034	2,368	2,493
Equity:
Common stock		50	50	50
Legal Reserves		47	41	35
Retained earnings		4,204	3,523	3,454
Accumulated Other Comprehensive Income	16	(278)	217	3
Total equity		4,023	3,831	3,542
Total liabilities and equity		¥7,057	¥6,199	¥6,035

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
 Years ended June 30, 2016 and 2015

		Yen (millions)
	Note	For the year ended June 30, 2016	For the year ended June 30, 2015
		Unaudited	Unaudited
Sales revenue	17	¥7,603	¥5,034
Cost of sales		4,968	3,451
Gross Profit		2,635	1,583

Selling, general and administrative expenses	18	1,226	1,040
Research and development expenses	19	234	190
Other income		27	41
Other expenses		21	11
Operating profit		1,181	383

Finance income and finance costs:
Interest income	20	12	14
Interest expense	20	4	8
Other finance income net of other finance expenses	20	(48)	8
Net finance income (expenses)		(40)	14

Profit before income taxes		1,141	397

Income tax expense	21	304	122

Profit for the year		¥837	¥275

Profit for the year attributable to:
Shareholders of the Company		¥837	¥275
Non-controlling interests		¥—	¥—

Basic and diluted earnings per share (units: 1 JPY)	22	¥8,376	¥2,749

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES
 Consolidated Statements of Comprehensive Income
 Years ended June 30, 2016 and 2015

		Yen (millions)
	Note	For the year ended June 30, 2016	For the year ended June 30, 2015
		Unaudited	Unaudited
Profit for the year		¥837	¥275
Other comprehensive income, net of tax:
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit plans	16	(28)	(10)
Items that may be reclassified subsequently to profit or loss
Exchange differences on translating foreign operations	16	(467)	224
Total other comprehensive income, net of tax		(495)	214

Comprehensive income for the year		¥342	¥489
Comprehensive income for the year attributable to:
Shareholders of the Company		¥342	¥489
Non-controlling interests		¥—	¥—

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Changes in Equity
Years ended June 30, 2016 and 2015

	Equity
	Common stock	Legal Reserves	Retained Earnings	Accumulated Other Comprehensive Income

					Total Equity
Balance as of July 1, 2014 (Unaudited)	¥50	¥35	¥3,454	¥3	¥3,542
Comprehensive income for the year
Profit for the year			275		275
Other comprehensive income, net of tax				214	214
Total comprehensive income for the year			275	214	489
Transfers to legal reserves		6	(6)		—
Dividends paid			(200)		(200)
Balance as of June 30, 2015 (Unaudited)	¥50	¥41	¥3,523	¥217	¥3,831
Comprehensive income for the year
Profit for the year			837		837
Other comprehensive income, net of tax			—	(495)	(495)
Total comprehensive income for the year			837	(495)	342
Transfers to legal reserves		6	(6)		—
Dividends paid			(150)		(150)
Balance as of June 30, 2016	¥50	¥47	¥4,204	¥(278)	¥4,023

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES
 Consolidated Statements of Cash Flows
 Years ended June 30, 2016 and 2015

		Yes (millions
		For the year ended June 30, 2016	For the year ended June 30, 2015
	Note	Unaudited	Unaudited
Cash flows from operating activities:
Profit before income taxes		¥1,141	¥397
Depreciation and amortization		122	109
Finance income and finance costs, net		(15)	(4)
Changes in Trade and other receivables		(802)	(255)
Changes in Inventories		(498)	59
Changes in Trade and other payables		709	(30)
Changes in Provisions and retirement benefit liabilities		134	(52)
Changes in Other assets and liabilities		74	3
Other, net		19	14
Interest received		12	16
Interest paid		(4)	(8)
Income tax refunds received		20	0
Income taxes paid		(84)	(187)
Net cash provided by operating activities		828	62
Cash flows from investing activities:
Payments for additions to property, plant and equipment	10	(185)	(56)
Proceeds from sales of property, plant and equipment		6	3
Payments for additions to intangible assets		(6)	(3)
Payments for insurance contract assets		(28)	(20)
Proceeds from cancellation of insurance contracts		14	47
Payments for acquisitions of other financial assets		(29)	(48)
Proceeds from sales and redemptions of other financial assets		24	32
Other, net		0	(9)
Net cash used in investing activities		(204)	(54)
Cash flows from financing activities:
Proceeds from short-term financial liabilities		100	300
Repayments of short-term financial liabilities		(303)	(100)
Repayments of long-term financial liabilities		(200)	(200)
Payment for lease obligation		(3)	(10)
Dividends paid		(150)	(200)
Net cash used in financing activities		(556)	(210)
Effect of exchange rate changes on cash and cash equivalents		(65)	48
Net change in cash and cash equivalents		3	(154)
Cash and cash equivalents at beginning of year	5	927	1,081
Cash and cash equivalents at end of year		¥930	¥927

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.Reporting Entity
ULVAC CRYOGENICS INCORPORATED (the “Company”) is a private company domiciled in Japan. The Company is owned equally by ULVAC, Inc. in Japan and Brooks Automation, Inc. in the United States of America. The Company designs, manufactures and sells cryopumps as well as providing maintenance services.

2.Basis of Preparation
(a)Compliance with International Financial Reporting Standards
The Company’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”), as issued by the International Accounting Standards Board (“IASB”). The term “IFRSs” also includes International Accounting Standards (IASs) and the related interpretations of the interpretations committees.
The accompanying consolidated financial statements of the Company have been prepared in accordance with IFRSs. These consolidated financial statements are the Company’s first consolidated financial statements prepared under IFRSs. The date of transition to IFRSs is July 1, 2014. The Company applied IFRS 1 “First-Time Adoption of International Financial Reporting Standards” for the transition to IFRSs. The effect of the transition to IFRSs on the Company’s financial position, results of operations, and cash flows is provided in “Note 27. First-Time adoption of IFRSs.”
These financial statements have been prepared pursuant to Rule 3-09 of SEC Regulation S-X for inclusion in the Form 10-K of Brooks Automation, Inc., as the Company is an equity-method investee of Brooks Automation, Inc. Pursuant to Rule 3-09, the financial statements as of and for the year ended June 30, 2016 have been audited. The financial statements for June 30, 2015 and opening balance sheet as of July 1, 2014, and their related footnotes have not been audited. Those unaudited financial statements include all adjustments of a normal recurring nature necessary to present fairly our results of operations, financial position and cash flows for the years presented.

(b)Basis of Measurement
The consolidated financial statements have been prepared on the historical cost basis, except for certain assets and liabilities separately stated in note 3.

(c)Functional Currency and Presentation Currency
The consolidated financial statements are presented in Japanese yen, which is the functional currency of the Company. All financial information presented in Japanese yen has been rounded to the nearest million Japanese yen, except when otherwise indicated.

(d)Early Adoption of New Accounting Standards and Interpretations
The Company does not apply new accounting standards until they are required for adoption under international financial accounting standards.

(e)New Accounting Standards and Interpretations Not Yet Adopted
New or amended standards and interpretations that have been issued as of the date of approval of the consolidated financial statements but are not effective and have not yet been adopted by the Company as of June 30, 2016 are as follows.
The Company is currently evaluating the impact of adoption of these standards and interpretations on the Company’s consolidated financial statements.

Standards and interpretations		Mandatory adoption (from fiscal years beginning on or after)	Reporting periods in which the Company is scheduled to adopt the standards	Overview of new or amended standards and interpretations
IFRS 9	Financial Instruments (issued in 2014)	January 1, 2018	Fiscal year ending June 30, 2019	Amendment regarding the requirements for classifying and measuring financial assets and liabilities, accounting for impairment of financial assets, and hedge accounting

IFRS 15	Revenue from Contracts with Customers	January 1, 2018	Fiscal year ending June 30, 2019
IFRS 15 establishes a five-step model framework for recognizing revenue that apply to all contracts with customers, and will supersede IAS 18, Revenue, IAS 11, Construction Contracts, and a number of revenue-related interpretations. The core principle in that framework is that a company should recognize revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services

IFRS 16	Leases	January 1, 2019	Fiscal year ending June 30, 2020	New standard applied in accounting and disclosure for recognition of leases, which supersedes current standards of recognition of leases

IAS 7	Statement of cash flows	January 1, 2017	Fiscal year ending June 30, 2018	Requiring disclosure of changes in liabilities arising from financing activities
(f) Use of Estimates and Judgments
The preparation of consolidated financial statements in accordance with IFRSs requires management to make judgments, estimates and assumptions that affect the application of accounting policies, the reported amount of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.
These estimates and underlying assumptions are reviewed on a continuous basis. Changes in these accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.
Information about judgments that have been made in the process of applying accounting policies and that have significant effects on the amounts reported in the consolidated financial statements is as follows:

•	Scope of subsidiaries (notes 3(a))

•	Accounting for contracts including lease (note 3(g))
Information about accounting estimates and assumptions that have significant effects on the amounts reported in the consolidated financial statements is as follows:

•	Measurement of net defined benefit liabilities (assets) (note 15)

•	Financial instruments (note 8 and 13)
3.    Significant Accounting Policies
(a) Basis of Consolidation
The consolidated financial statements include the accounts of the Company, its subsidiaries which are directly or indirectly controlled by the Company. All significant intercompany balances and transactions have been eliminated in consolidation.
The Company controls an entity when the Company is exposed or has rights to variable returns from involvement with the entity, and has the ability to affect those returns by using its power, which is the current ability to direct the relevant activities, over the entity. To determine whether or not the Company controls an entity, status of voting rights or similar rights, contractual agreements and other specific factors are taken into consideration.
The financial statements of subsidiaries are included in the consolidated financial statements from the date when the control is obtained until the date when the control is lost. The financial statements of subsidiaries have been adjusted in order to ensure consistency with the accounting policies adopted by the Company as necessary.
(b) Foreign Currency Translations
1)Foreign currency transactions
Foreign currency transactions are translated into the respective functional currencies at the exchange rates prevailing when such transactions occur. All foreign currency receivables and payables are translated into the respective functional currencies at the applicable exchange rates at the end of the reporting period. Gains or losses on exchange differences arising on settlement of foreign currency receivables and payables or on their translations at the end of the reporting date are recognized in profit or loss and they are included in finance income and finance costs-other, net in the consolidated statements of income, unless any gains or losses are recognized in other comprehensive income.

2)Foreign operations
All assets and liabilities of foreign subsidiaries (collectively “foreign operation”), which use a functional currency other than Japanese yen, are translated into Japanese yen at the exchange rates at the end of the reporting period. All revenues and expenses of foreign operation are translated into Japanese yen at the average exchange rate for the period. Exchange differences arising from translation are recognized in other comprehensive income and accumulated in other components of equity in the consolidated statements of financial position.
(c) Financial Instruments
A financial instrument is a contract that gives rise to a financial asset of one entity and a financial liability or equity security of another entity. When the Company becomes a party to the contractual provision of a financial instrument, the financial instrument is recognized either as a financial asset or as a financial liability. When the Company purchases or sells a financial asset, the financial asset is recognized or derecognized at the trade date.
1) Financial assets measured at amortized cost
The Company classifies financial assets other than derivatives as “financial assets measured at amortized cost”. The Company determines the classification of financial assets upon initial recognition. Financial assets measured at amortized cost are initially measured at their fair value, and are subsequently measured at amortized cost using the effective interest method.
(Receivables)
Trade receivables are classified as financial assets measured at amortized cost.
Allowance for doubtful accounts is a reserve for the impairment of trade receivables on the Consolidated Statements of
Financial Position. Several factors are relied upon in developing the estimate for the allowance for doubtful accounts, including:

•	Historical information, such as general collection history;

•	Current customer information and events, such as extended delinquency, requests for restructuring and filings for bankruptcy;

•	Results of analyzing historical and current data; and

•	The overall macroeconomic environment.
The allowance includes two components: (1) specifically identified receivables that are reviewed for impairment objectively when, based on current information, the Company does not expect to collect the full amount due from the customer; and (2) an allowance for losses inherent in the remaining receivable portfolio based on historical activity and adjusting observable data for a group of financial assets to reflect current circumstances and adjusting observable data for a group of financial assets to reflect current circumstances.
(Loans)
Loans are classified into financial assets measured at amortized cost when the asset is held within a business model whose objective is to hold the asset in order to collect the contractual cash flows, and the contractual term of the financial asset gives rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Financial assets measured at amortized cost are initially measured at their fair value, and are subsequently measured at amortized cost using the effective interest method. Loans are classified as current and non-current based on the underlying maturity date or expected recovery date. Loans are classified as current when they become due or expected to be collected within one year or less.

Long-term loan receivables are due from employees and the Company and outstanding amounts of long-term loan receivables shall be offset by lump-sum payment in their retirement, therefore risk of bad debt allowance was estimated at extremely low.
Financial assets are derecognized when the contractual rights to cash flows from the financial assets expire, or when the contractual rights to receive the cash flows from the financial assets are transferred and all risks and rewards of ownership of the financial assets are substantially transferred.

(Cash and cash equivalents)
Cash and cash equivalents consist of cash on hand, demand deposits, and short-term highly liquid investments that are readily convertible to known amounts of cash and are subject to insignificant risk of changes in value. The Company includes all highly liquid debt instruments with original maturities of three months or less in cash equivalents.
2) Non-derivative financial liabilities
Financial liabilities other than derivatives are initially measured at their fair value, and are subsequently measured at amortized cost using the effective interest method.
Financial liabilities are derecognized, when the obligations specified in the contract are discharged, canceled or expire.
(d) Inventories
Inventories are measured at the lower of cost and net realizable value. The cost of inventories includes purchase costs and conversion costs, and it is determined principally by using the average cost method calculated using the actual capacity utilization. Conversion cost includes an appropriate share of production overheads on the normal operation capacity. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.
(e) Property, Plant and Equipment
Property, plant and equipment is measured based on the cost model and carried at its cost less accumulated depreciation and impairment losses.
Property, plant and equipment is initially measured at its cost. Subsequent expenditures on an item of property, plant and equipment acquired, are recognized in the carrying amount of the item, only when it is probable that the expenditure will generate a future economic benefit.
Depreciation of property, plant and equipment, except for land that is not subject to depreciation, is calculated on the straight-line method over the estimated useful life. The depreciable amount is the cost of the asset less the respective estimated residual values.
The estimated useful lives used in calculating depreciation of property, plant and equipment are mainly as follows:

•	Buildings and structures: 20 to 31 years

•	Machinery and equipment: 3 to 17 years

•	Fixture and furniture: 2 to 20 years
The depreciation method, useful lives and residual values of property, plant and equipment are reviewed annually at each fiscal year end, and adjusted prospectively, if appropriate.
(f) Intangible Assets
Intangible assets are measured based on the cost model and carried at their cost less accumulated amortization and impairment losses. Intangible assets are amortized using the straight-line method over their estimated useful lives. Intangible assets are mainly comprised of software for internal use and patent whose estimated useful lives ranges are 5 years. The amortization method and useful lives of intangible assets are reviewed annually at each fiscal year end, and adjusted prospectively, if appropriate.
(Goodwill)
Goodwill arises as the result of business combinations where the fair value of the consideration transferred for an acquisition exceeds the fair value of the acquired assets and liabilities of the acquired entity. The Company does not amortize goodwill in accordance with international accounting standards but tests it at least annually by comparing its carrying amount with its recoverable amount, irrespective of whether there is any indication that it may be impaired. If, and only if, the recoverable amount of goodwill is less than its carrying amount, the carrying amount of goodwill shall be reduced to its recoverable amount. That reduction is an impairment loss.

(g) Leases
An arrangement that is or contains a lease is determined based on the substance of the arrangement by assessment of whether the fulfillment of that arrangement depends on use of a specific asset or group of assets, and whether a right to use the asset is transferred under the arrangement.
When an arrangement is or contains a lease, the lease is classified as a finance lease if it transfers substantially all the risks and rewards incidental to the ownership, based on the substance of the arrangement. Leases other than finance lease are classified as operating lease.

(Lease as a lessee)
A leased asset and liability for the future lease payment under a finance lease are initially recognized at the lower of fair value of the leased asset or the present value of the minimum lease payments, each determined at inception of the lease. After the initial recognition, the leased asset is accounted for according to the accounting policies applied to the asset. Lease payments under a finance lease are apportioned between the finance cost and the reduction in the carrying amount of the liability. Lease payments under an operating lease are recognized as an expense on a straight-line basis over the lease term.
(h)     Impairment
At the end of the reporting period, the carrying amount of non-financial assets other than inventories and deferred tax assets (which are comprised mainly of equipment on operating leases, property, plant and equipment, and intangible assets) are assessed to determine whether or not there is any indication of impairment. If there is such an indication, the recoverable amount of such asset is estimated and compared with the carrying amount of the asset, as test of impairment.
The recoverable amount of an individual asset or cash-generating units is the higher of fair value less costs to sell and value in use. Value in use is determined as the present value of future cash flows expected to be derived from an asset or a cash-generating unit. A cash-generating unit is determined as the smallest identifiable group of assets that generate cash inflows which are largely independent of cash inflows from other assets or a group of assets. When it is not possible to estimate the recoverable amount of the individual asset, the recoverable amount of the cash-generating unit to which the asset belongs is estimated.
When the carrying amount of an asset or a cash-generating unit exceeds the recoverable amount, the carrying amount is reduced to the recoverable amount and an impairment loss is recognized in profit or loss. An impairment loss for a cash-generating unit is allocated to the assets on the basis of the relative carrying amount of each asset in the unit.
An impairment loss recognized for an asset or a cash-generating unit in prior period is reversed, if there is any indication that the impairment loss may have decreased or may no longer exist, and when the recoverable amount of the asset exceeds the carrying amount. If this is the case, the carrying amount of the asset is increased to its recoverable amount, but the increased carrying amount does not exceed the carrying amount (net of depreciation or amortization) calculated on the basis that no impairment loss had occurred in the prior period.
(i) Provisions
Provisions are recognized when the Company has present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.
Provisions are measured based on the best estimate of expenditure required to settle the present obligation at the end of the reporting period. Where the effect of the time value of money is material, a provision is measured at the present value of the expenditures required to settle the obligation. In calculating the present value, a pre-tax rate that reflects current market assessment of the time value of money and the risks specific to the liability is used as the discount rate.
(j) Employee Benefits
1)Short-term employee benefits
For short-term employee benefits including salaries, bonuses and paid annual leave, when the employees render related services, the amounts expected to be paid in exchange for those services are recognized as expenses.
2)Post-employment benefits
The Company and its subsidiaries have defined benefit plans.
(Defined benefit plans)
For defined benefit plans, the present value of defined benefit obligations less the fair value of plan assets is recognized as either liability or asset in the consolidated statements of financial position.
The present value of defined benefit obligations and service cost are principally determined for each plan using the projected unit credit method. The discount rate is determined by reference to market yields at the end of the reporting period on high quality corporate bonds that is consistent with the currency and estimated term of the post-employment benefit obligation. Net interest on the net defined benefit liability (asset) for the reporting period is determined by multiplying the net defined benefit liability (asset) by the discount rate.

Past service cost defined as the change in the present value of the defined benefit obligation resulting from a plan amendment or curtailment is recognized in profit or loss upon occurrence of the plan amendment or curtailment.
The Company recognizes the difference arising from remeasurement of present value of the defined benefit obligation and the fair value of the plan asset in other comprehensive income when it is incurred.

(k) Equity
(Common shares)
Common share issued by the Company is classified as equity, and the proceeds from issuance of common share are included in common stock.
(l) Revenue Recognition
Revenue is measured at the fair value of the consideration received or receivable. Amounts disclosed as revenue are net of returns, trade allowances, rebates and amounts collected on behalf of third parties.
The group recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and specific criteria have been met for each of the group’s activities as described below. The group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.
(Sale of products)
Revenue from the sale of products is recognized at the date of completion of customers receiving products when the Company has transferred to the customers the significant risks and rewards of ownership of the products and the Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the products sold and the amount of revenue can be measured reliably by sales agreements and/or invoices issued after completion of sales of products.
(Sale of services)
Revenue from rendering of services is recognized by reference to the stage of completion of service transactions as the services have been rendered and the amount of revenue can be measured reliably by service agreements and/or invoices issued after completion of rendering services.

(m) Income Taxes
Income tax expenses are presented as the aggregate amount of current taxes and deferred taxes. Current taxes and deferred taxes are recognized in profit or loss, except for the tax arising from a transaction which is recognized either in other comprehensive income or directly in equity.
Current taxes are measured at the amount expected to be paid to (or recovered from) the taxation authorities in respect of the taxable profit (or tax loss) for the reporting period, using the tax rates and tax laws enacted or substantively enacted at the end of the reporting period.
Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the carrying amount of assets or liabilities in the consolidated statements of financial position and the tax base of the assets or liabilities and carryforward of unused tax losses and tax credits. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, unused tax losses, and unused tax credits can be utilized.
Deferred tax liabilities for taxable temporary differences related to investments in subsidiaries and affiliates, and interest in joint ventures are not recognized to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future. Deferred tax assets for deductible temporary differences arising from investments in subsidiaries and affiliates, and interest in joint ventures are recognized to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which they can be utilized.
Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the assets are realized or the liabilities are settled, based on the tax rates and tax laws enacted or substantively enacted at the end of the reporting period. The measurement of deferred tax assets and liabilities reflects the tax consequences that would follow from the manner in which the Company expects, at the end of reporting period, to recover or settle the carrying amount of its assets and liabilities.
The Company reviews the carrying amount of deferred tax assets at the end of each reporting period, and reduces the carrying amount of deferred tax assets to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax assets to be utilized.
Deferred tax assets and deferred tax liabilities are offset, only when the Company has a legally enforceable right to set off current tax assets against current tax liabilities, and the same taxation authority levies income taxes either on the same taxable entity or on different taxable entity which intends either to settle current tax liabilities and assets on a net basis or to realize the assets and settle the liabilities simultaneously.

The Company recognizes the impact of tax positions in the consolidated financial statements, if any, based on the Company’s assessment of various factors including interpretations of tax law and prior experiences, when it is probable that the positions will be sustained upon examination by the taxation authorities.

(n) Earnings per Share
Basic earnings per share is calculated by dividing profit for the year attributable to shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted earnings per share information is the same as earning per share information as the Company has not issued any potentially dilutive shares.

4.    Segment Information
The Company has one reportable segment based on the Company’s organizational structure and characteristics of products and services which is cryogenic vacuum pumps. Since the Company is not listed on any stock exchange markets, segment information is not required to disclose and description thereof is omitted.

5.     Cash and Cash Equivalents

Cash and cash equivalents as of June 30, 2016 and 2015 and July 1, 2014 consist of the following:

	Yen (millions)
	June 30, 2016	June 30, 2015	July 1, 2014 (the date of transition)
		Unaudited	Unaudited
Cash and deposits	¥872	¥927	¥1,081
Cash equivalents *1	58	—	—
Total	¥930	¥927	¥1,081

*1 Cash equivalent is money market account balance as of June 30, 2016.
*2 Fair value of cash and cash equivalent was estimated as approximately the value of their carrying amount and thus description of fair value of cash and cash equivalent was omitted.

6,    Trade and Other Receivables

Trade receivables as of June 30, 2016 and 2015 and July 1, 2014 consist of the following:

	Yen (millions)
	June 30, 2016	June 30, 2015	July 1, 2014 (the date of transition)
		Unaudited	Unaudited
Trade accounts and notes receivable
Notes receivable	¥178	¥575	¥612
Accounts receivable	1,719	1,126	1,105
Other	660	298	—
Allowance for doubtful accounts	(45)	(36)	(32)
Total	¥2,512	¥1,963	¥1,685

Fair value of trade and other receivables was estimated as approximately the value of their carrying amount and thus description of fair value of trade and other receivables was omitted.

The changes in the allowance for doubtful trade receivables for the years ended June 30, 2016 and 2015 are as follows:

	Yen (millions)
	For the year ended June 30, 2016	For the year ended June 30, 2015
		Unaudited
Balance at beginning of year	¥(36)	¥(32)
Provision	(11)	(3)
Charge-offs	—	—
Exchange differences on translating foreign operations	2	(1)
Balance at end of year	¥(45)	¥(36)

7.    Other current and non-current Assets
Other current and non-current assets as of June 30, 2016 and 2015 and July 1, 2014 consisted of the following:

		Yen (millions)
	June 30, 2016	June 30, 2015	July 1, 2014 (the date of transition)
		Unaudited	Unaudited
Advance payment	¥19	¥15	¥16
Prepaid expense	19	17	18
Insurance contract assets	190	175	203
Others	1	0	1
Total	¥229	¥207	¥238
Current assets	¥38	¥31	¥33
Non-current assets	191	176	205
Total	¥229	¥207	¥238

8.    Other current financial assets and financial assets

Other current financial assets and financial assets as of June 30, 2016 and 2015 and July 1, 2014 consisted of the following:

	Yen (millions)
	June 30, 2016	June 30, 2015	July 1, 2014 (the date of transition)
		Unaudited	Unaudited
Time deposit(over 3 months)	¥136	¥174	¥128
Guarantee deposits	182	191	201
Long-term loan receivables	66	71	53
Others	5	30	4
Total	¥389	¥466	¥386
Current assets	¥141	¥204	¥132
Non-current assets	248	262	254
Total	¥389	¥466	¥386

Time deposit and guarantee deposits are initially measured at fair value and are subsequently measured at amortized cost using the effective interest method. These fair values were estimated close to their carrying amounts as approximate value. Other financial assets are measured at amortized cost.
Long-term loan receivables are due from employees and outstanding amounts of long-term loan receivables shall be offset by lump-sum payment in their retirement, therefore risk of bad debt allowance was estimated to be extremely low.

Fair value of financial assets
Material differences between carrying amount and fair value are identified only for the following assets:

	Yen (millions)
	June 30, 2016	June 30, 2015	2014 (The date of transition)
		Unaudited	Unaudited
Guarantee deposits
Carrying amount	¥182	¥191	¥201
Fair value	¥177	¥187	¥195
Long-term loan receivable
Carrying amount	¥66	¥71	¥53
Fair Value	¥73	¥79	¥59

Fair value of financial assets was classified to level 3 of fair value hierarchy. Fair value was measured by discounting future cash flow from a contract of each financial asset. The discount rate was calculated by adopting capital asset pricing model which measured interest rates of profit before tax reflecting inherent risks specific for each financial asset and current market value as time value of money.

9.    Inventories

Inventories as of as of June 30, 2016 and 2015 and July 1, 2014 consisted of the following:

	Yen (millions)
	June 30, 2016	June 30, 2015	July 1, 2014 (The date of transition)
		Unaudited	Unaudited
Finished goods	¥348	¥265	¥365
Work in process	476	546	457
Raw materials	1,100	809	775
Total	¥1,924	¥1,620	¥1,597

Amounts reclassified to cost of goods sold from acquisition costs of inventories were ¥3,878 million and ¥2,407 million for the years ended June 30, 2016 and 2015, respectively. In addition, the amount of write-down of inventories recognized as an expense for the years ended June 30, 2016 and 2015 were ¥25 million and ¥18 million, respectively.

10.    Property, Plant and Equipment

The changes in cost, accumulated depreciation and impairment losses, and the carrying amounts of property, plant and equipment for the years ended June 30, 2016 and 2015 are as follows:

(Cost)

	Yen (millions)
	Buildings and structures	Machinery and vehicles	Fixture and furniture	Construction in progress	Total
Balance as of July 1, 2014 (Unaudited)	¥580	¥1,213	¥481	¥5	¥2,279
Additions *1	5	18	24	21	68
Reclassification	—	17	5	(22)	—
Sales or disposal	0	(34)	(25)	—	(59)
Exchange differences on translating foreign operations	34	57	19	2	112
Other	—	—	—	—	—
Balance as of June 30, 2015 (Unaudited)	¥619	¥1,271	¥504	¥6	¥2,400
Additions *1	51	69	49	59	228
Reclassification	—	49	2	(51)	—
Sales or disposal	(1)	(51)	(22)	—	(74)
Exchange differences on translating foreign operations	(73)	(138)	(40)	(2)	(253)
Other	—	—	—	—	—
Balance as of June 30, 2016	¥596	¥1,200	¥493	¥12	¥2,301

*1 Addition of property, plant and equipment included increase of other accounts payable related to facilities and acquisition of finance lease assets for the year ended June 30, 2016 and 2015.

	Yen (millions)
	For the year ended June 30, 2016	For the year ended June 30, 2015
		Unaudited
Increase of other accounts payable related to facilities	¥43	¥4
Acquisition of finance lease assets	—	8
Total	¥43	¥12

(Accumulated depreciation and impairment losses)

	Yen (millions)
	Buildings and structures	Machinery and vehicles	Fixture and furniture	Construction in progress	Total
Balance as of July 1, 2014 (Unaudited)	¥(276)	¥(877)	¥(405)	¥—	¥(1,558)
Depreciation	(19)	(43)	(39)	—	(101)
Sales or disposal	0	22	21	—	43
Impairment losses	—	—	—	—	—
Exchange differences on translating foreign operations	(9)	(44)	(6)	—	(59)
Other	—	—	—	—	—
Balance as of June 30, 2015 (Unaudited)	¥(304)	¥(942)	¥(429)	¥—	¥(1,675)
Depreciation	(20)	(61)	(35)	—	(116)
Sales or disposal	0	32	18	—	50
Impairment losses	—	—	—	—	—
Exchange differences on translating foreign operations	25	106	35	—	166
Other	—	—	—	—	—
Balance as of June 30, 2016	¥(299)	¥(865)	¥(411)	¥—	¥(1,575)

(Carrying amount)

	Yen (millions)
	Buildings and structures	Machinery and vehicles	Fixture and furniture	Construction in progress	Total
Balance of July 1, 2014 (Unaudited)	¥304	¥336	¥76	¥5	¥721
Balance as of June 30, 2015 (Unaudited)	¥315	¥329	¥75	¥6	¥725
Balance as of June 30, 2016	¥297	¥335	¥82	¥12	¥726

11.    Intangible Assets

(1)	Increase and decrease of intangible assets
The changes in cost, accumulated amortization and impairment losses, and carrying amounts of intangible assets for the years ended June 30, 2016 and 2015 are as follows:

(Cost)

	Yen (millions)
	Goodwill	Software	Patents	Other	Total
Balance as of July 1, 2014 (Unaudited)	¥74	¥33	¥15	¥31	¥153
Additions	—	4	—	—	4
Internally developed	—	—	—	—	—
Sales or disposal	—	—	—	—	—
Exchange differences on translating foreign operations	—	—	—	2	2
Other	—	—	—	—	—
Balance as of June 30, 2015 (Unaudited)	¥74	¥37	¥15	¥33	¥159
Additions	—	5	—	—	5
Internally developed	—	—	—	—	—
Sales or disposal	—	—	—	—	—
Exchange differences on translating foreign operations	—	—	—	(6)	(6)
Other	—	—	—	—	—
Balance as of June 30, 2016	¥74	¥42	¥15	¥27	¥158

(Accumulated amortization and impairment losses)

	Yen (millions)
	Goodwill	Software	Patents	Other	Total
Balance as of July 1, 2014 (Unaudited)	¥—	¥(27)	¥(1)	¥0	¥(28)
Amortization	—	(5)	(3)	—	(8)
Sales or disposal	—	—	—	—	—
Impairment Losses	—	—	—	—	—
Exchange differences on translating foreign operations	—	—	—	—	—
Other	—	—	—	—	—
Balance as of June 30, 2015 (Unaudited)	¥—	¥(32)	¥(4)	¥0	¥(36)
Amortization	—	(2)	(4)	—	(6)
Sales or disposal	—	—	—	—	—
Impairment Losses	—	—	—	—	—
Exchange differences on translating foreign operations	—	—	—	—	—
Other	—	—	—	—	—
Balance as of June 30, 2016	¥—	¥(34)	¥(8)	¥0	¥(42)

Amortization expenses were accounted for as cost of sales which was ¥6 million and ¥4 million, and as selling, general and administrative expenses which was ¥0 million and ¥4 million for the year ended June 30, 2016 and 2015, respectively.

(Carrying amount)

	Yen (millions)
	Goodwill	Software	Patents	Other	Total
Balance as of July 1, 2014 (Unaudited)	¥74	¥6	¥14	¥31	¥125
Balance as of June 30, 2015 (Unaudited)	¥74	¥5	¥11	¥33	¥123
Balance as of June 30, 2016	¥74	¥8	¥7	¥27	¥116

(2) Impairment test for goodwill
Goodwill was recognized when the Company purchased low temperature machinery business. Carrying amount of the goodwill was JPY74 million as of June 30, 2016 and 2015 and July 1, 2014 and no impairment loss was recognized as a result of impairment test performed as of June 30, 2016 and 2015 and July 1, 2014. The Company and its subsidiaries have only 1 business segment which is cryopumps business and 3 cash generating units are recognized for each group entities in line with the cryopumps business. The Recoverable amount was estimated by using value in use of the Company which was valued based on 5-year future business plan approved by management reflecting historical experience and other information gathered from outside environments. As a result of the impairment test, the estimated recoverable amount was substantially excess over the carrying amount of the goodwill, therefore, management believed that there was no case where the value in use became less than the carrying amount of the goodwill.

12.    Trade and Other Payables

Trade and other payables are classified as financial liabilities measured at amortized cost.
Trade and other payables as of June 30, 2016 and 2015 and July 1, 2014 consist of the following:

	Yen (millions)
	June 30, 2016	June 30, 2015	2014 (The date of transition)
		Unaudited	Unaudited
Notes payable	¥897	¥659	¥432
Account payable	400	189	408
Other	294	127	136
Total	¥1,591	¥975	¥976

13.    Financial Liabilities
     (1)    Financial liabilities as of June 30, 2016 and 2015 and July 1, 2014 consist of the following:

	Yen (millions)
	June 30, 2016	June 30, 2015	July 1, 2014 (The date of transition)
		Unaudited	Unaudited
Current:
Short-term loans payable *1	¥100	¥309	¥100
Lease obligation	2	3	4
Subtotal	102	312	104
Reclassification from non-current liabilities (Current portion)	—	200	200
Total	¥102	¥512	¥304

*1 Short-term loans payable was held by the Company and its subsidiary. The Company borrowed it from ULVAC Inc. for the purpose of working capital without any guarantee or collateral.

	Yen (millions)
	June 30, 2016	June 30, 2015	July 1, 2014 (The date of transition)
		Unaudited	Unaudited
Non-Current:
Long-term loans payable *2	¥—	¥200	¥400
Lease obligation	4	6	1
Subtotal	4	206	401
Reclassification to current liabilities (Current portion)	—	(200)	(200)
Total	¥4	¥6	¥201

* 2 Long-term loans payable was held by the Company and it was borrowed from ULVAC Inc. for the purpose of payment of special dividend. Loan period was 3 years from June 2013 to June 2016 and approximately one third of the principal of the long-term loans payable was repaid every year. There was no guarantee or collateral for the long-term loans payable.

Repayment schedule of short-term and long-term loans payable is as follows:

	Yen (millions)
	June 30, 2016	June 30, 2015	July 1, 2014 (the date of transition)	Date for Repayment
		Unaudited	Unaudited
Short-term loans payable	100	309	100	Within 1 year after the end of each fiscal year
Long-term loans payable (Current portions)	—	200	200	—
Long-term loans payable	—	—	200	From June 20, 2013 to June 30, 2016

The interest rates for financial liabilities presented in current and non-current liabilities as of June 30, 2016 and 2015 and July 1, 2014 are as follows:

	June 30, 2016	June 30, 2015	July 1, 2014 (the date of transition)
		Unaudited	Unaudited
The Company
Short-term loans payable from ULVAC Inc.	0.96%	0.96%	—%
Long-term loans payable from ULVAC Inc.	—	1.36	1.36
Subsidiaries
Short-term loans payable from commercial banks	—%	3.24%	3.98%

The interest rate range and payment due date for financial liabilities presented in non-current liabilities (including reclassification to current liabilities) as of June 30, 2016 and 2015 and July 1, 2014 are as follows:

	June 30, 2016	June 30, 2015	July 1, 2014 (the date of transition)
		Unaudited	Unaudited
Lease obligation	Interest rate: 8.00% Due: 2016 - 2020	Interest rate: 8.00% Due: 2015 - 2020	Interest rate: 2.19% Due: 2014 - 2016

(2) Fair value of financial liabilities
Financial liabilities are classified as financial liabilities measured at amortized cost

	Yen (millions)
	June 30, 2016	June 30, 2015	July 1, 2014 (The date of transition)
		Unaudited	Unaudited
Short-term loans payable
Carrying amount	¥100	¥309	¥100
Fair value	¥100	¥309	¥100
Lease Obligations
Carrying amount	¥2	¥3	¥4
Fair value	¥2	¥3	¥3

	Yen (millions)
	June 30, 2016	June 30, 2015	July 1, 2014 (The date of transition)
		Unaudited	Unaudited
Long-term loans payable
Carrying amount	¥—	¥200	¥400
Fair value	¥—	¥197	¥392
Lease Obligations
Carrying amount	¥4	¥6	¥1
Fair value	¥3	¥5	¥1

Fair value of short-term loans payable and lease obligation was classified to level 3 of fair value hierarchy. Fair value was measured by discounting future cash flow from a contract of each financial liability. The discount rate was calculated by adopting capital asset pricing model which measured interest rates of profit before tax reflecting inherent risks specific for each financial liability and current market value as time value of money.

14.     Provisions

The components of and changes in provisions for the year ended June 30, 2016 and 2015 are as follows:

	Warranty liability	Total
Balance as of July 1, 2014 (Unaudited)	¥50	¥50
Provision	50	50
Amounts used	(41)	(41)
Exchange differences on translating foreign operations	(1)	(1)
Balance as of June 30, 2015 (Unaudited)	¥58	¥58
Provision	35	35
Amounts used	(35)	(35)
Exchange differences on translating foreign operations	(2)	(2)
Balance as of June 30, 2016	¥56	¥56

 The Company recognizes provisions for product warranties to cover future product warranty expenses.

15.    Employee Benefits

 (1) Employee Benefits
1) Short-term employee benefits
For short-term employee benefits including salaries, bonuses, when the employees render related services, the amounts expected to be paid in exchange for those services are recognized as expenses.

2) Post-employment benefits
The Company has various post-employment benefit plans including defined benefit plans.

(Defined benefit plans)
For defined benefit plans, the present value of defined benefit obligations less the fair value of plan assets is recognized as either liability or asset in the consolidated statements of financial position.
The present value of defined benefit obligations and service cost are principally determined for each plan using the projected unit credit method. The discount rate is determined by reference to market yields at the end of the reporting period on high quality corporate bonds that is ranked at least AA. Net interest on the net defined benefit liability (asset) for the reporting period is determined by multiplying the net defined benefit liability (asset) by the discount rate.
Past service cost defined as the change in the present value of the defined benefit obligation resulting from a plan amendment or curtailment is recognized in profit or loss upon occurrence of the plan amendment or curtailment.
The Company revised its defined benefit plans during the fiscal year ended June 30, 2015 and calculation method of retirement lump sum payment was revised. Before the revision, retirement lump sum payments were calculated based on accumulation of points acquired every year for rendering services from employees. Under the point system retirement benefit, the point for each employee was determined by considering factors such as length of service, functional classification, labor grade and position of the employee. Employees earned their points during their services and they received retirement lump sum payment which was calculated based on their total points by multiplying unit payment per point. The revised retirement lump sum payment is calculated based on salaries in their retirement by multiplying a fixed factor under the revised policy.

(Contribution of plan assets)
Basic policy of contribution of plan assets adopted by the Company and it subsidiary is that the contributed plan assets can cover future employee benefits for services rendered by employees as well as employee benefit for services rendered in the past. Under the policy, the Company in Japan contributes plan assets within the extent of deductible amounts for tax purpose.
The Group expects to contribute approximately ¥26 million to its defined benefit plans for the years ending June 30, 2017.

(a) Post-employment Benefits
The Company has various pension plans covering substantially all of their employees in Japan and certain employees in foreign countries. The Company and its subsidiaries provide defined benefit pension plans. The Company and some of its subsidiaries have retirement benefit plans as well as lump-sum retirement benefit plans, in which the amount of benefits is basically determined based on the level of salary, service years, and other factors.
1) Defined benefit obligations
The changes in present value of defined benefit obligations and fair value of plan assets of the Company and certain of its consolidated subsidiaries for the years ended June 30, 2016 and 2015 are as follows:

	Yen (millions)
	For the year ended June 30, 2016		For the year ended June 30, 2015
			Unaudited
	Japanese plans	Foreign plans	Japanese plans	Foreign plans
Present value of defined benefit obligations:
Balance at beginning of year	¥641	¥112	¥696	¥69
Current service cost	244	24	211	28
Past service cost *2	57	—	0	—
Interest cost	4	3	4	2
Remeasurements *1	26	22	1	11
Benefits paid	(176)	(6)	(271)	(5)
Exchange differences on translating foreign operations	—	(24)	—	7
Balance at end of year	¥796	¥131	¥641	¥112
Fair value of plan assets:
Balance at beginning of year	¥122	¥81	¥114	¥53
Interest income	1	2	0	2
Actual return on plan assets, excluding interest income	—	0	—	0
Employer contributions	19	28	16	23
Benefits paid	—	(6)	(8)	(2)
Exchange differences on translating foreign operations	—	(17)	—	5
Balance at end of year	142	88	122	81
Net defined benefit liabilities	¥654	¥43	¥519	¥31

*1. Remeasurements arise primarily from changes in financial assumptions.
*2. The Company revised its retirement benefit plan in August 2015. As a result, defined benefit obligations increased by ¥57 million.

2) Fair value of plan assets
The fair value of the Japanese and foreign pension plan assets by asset category as of June 30, 2016 and 2015 and July 1, 2014 is as follows:

	June 30, 2016		June 30, 2015		July 1, 2014 (the date of transition)
			Unaudited		Unaudited
Active markets with a quoted market price:	Japan	Foreign	Japan	Foreign	Japan	Foreign
Cash and cash equivalents	¥—	¥2	¥—	¥2	¥—	¥2
Bonds	—	55	—	44	—	28
Equity Securities	—	12	—	15	—	9
Others	—	—	—	—	—	—
Total	¥—	¥69	¥—	¥61	¥—	¥39

Non-active markets
Cash and cash equivalents	¥—	¥—	¥—	¥—	¥—	¥—
Bonds	—	—	—	—	—	—
Equity Securities	—	—	—	—	—	—
Others *1,2	142	19	122	20	114	14
Total	¥142	¥19	¥122	¥20	¥114	¥14

Total plan assets
Cash and cash equivalents	¥—	¥2	¥—	¥2	¥—	¥2
Bonds	—	55	—	44	—	28
Equity securities	—	12	—	15	—	9
Others	142	19	122	20	114	14
Total	¥142	¥88	¥122	¥81	¥114	¥53

*1 Fair value of plan assets belonging to the Company in Japan was included in other which was contributed to a financial institution named as Smaller Enterprise Retirement Allowance Mutual Aid.
*2 Other pension assets held by foreign subsidiaries are financial assets which are managed by financial institutions as loan receivables.

3) Actuarial assumptions
The significant actuarial assumptions used to determine the present value of defined benefit obligations as of June 30, 2016 and 2015 and July 1, 2014 are as follows:

	June 30, 2016		June 30, 2015		July 1, 2014 (the date of transition)
			Unaudited		Unaudited
	Japanese plans	Foreign plans	Japanese plans	Foreign plans	Japanese plans	Foreign plans
Discount rate	0.23%	1.98%	0.95%	2.84%	1.04%	3.43%
Rate of salary increase	3.20%	5.00%	3.20%	5.00%	2.60%	5.00%

4) Sensitivity analysis
The effects on defined benefit obligations of 0.25% increase or decrease in the discount rate as of June 30, 2016 and 2015 and July 1, 2014 are as follows:

	June 30, 2016		June 30, 2015		July 1, 2014 (the date of transition)
			Unaudited		Unaudited
	Japan	Foreign	Japan	Foreign	Japan	Foreign
0.25% decrease	12 increase	3 increase	11 increase	3 increase	9 increase	1 increase
0.25% increase	11 decrease	3 decrease	10 decrease	2 decrease	9 decrease	1 decrease

 The effects on defined benefit obligations of 0.25% increase or decrease in rate of salary increase as of June 30, 2016 and 2015 and July 1, 2014 are as follows:

	June 30, 2016		June 30, 2015		July 1, 2014 (the date of transition)
			Unaudited		Unaudited
	Japan	Foreign	Japan	Foreign	Japan	Foreign
0.25% decrease	6 decrease	1 decrease	5 decrease	2 decrease	15 decrease	3 decrease
0.25% increase	6 increase	1 increase	5 increase	3 increase	16 increase	3 inrease

This sensitivity analysis shows changes in defined benefit obligations as of June 30, 2016 and 2015 and July 1, 2014, as a result of changes in actuarial assumptions that the Company can reasonably assume. This analysis is based on provisional calculations, and thus actual results may differ from the analysis.

5) Cash flow
The weighted average duration of defined benefit obligations as of June 30, 2016 and 2015 and July 1, 2014 are as follows:

	June 30, 2016		June 30, 2015		July 1, 2014 (the date of transition)
			Unaudited		Unaudited
	Japanese plans	Foreign plans	Japanese plans	Foreign plans	Japanese plans	Foreign plans
Weighted average duration of defined benefit obligations	10.4 years	9.1 years	10.1 years	9.4 years	10.3 years	8.1 years
The Group expects to contribute ¥26 million to its defined benefit plans for the years ending June 30, 2017.

(2) Personnel Expenses
Personnel expenses included in the consolidated statements of income for the years ended June 30, 2016 and 2015 are as follows:

	Yen (millions)
	For the year ended June 30, 2016	For the year ended June 30, 2015
	Unaudited	Unaudited
Personnel expenses	¥1,470	¥1,342
 Personnel expenses include salaries, bonuses, social security expenses and expenses relating to post-employment benefits.

16.    Equity

(a) Management of Capital
The Company's policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence, and to sustain future development of the business. In order to achieve this, the Company finances its operations through equity financing from ULVAC, Inc. and Brooks Automation, Inc. and debt financing from ULVAC, Inc.
 Financial liabilities and equity of the Company as of June 30, 2016 and 2015 and July 1, 2014 are as follows:

	Yen (millions)
	June 30, 2016	June 30, 2015	July 1, 2014 (The date of transition)
		Unaudited	Unaudited
Financial liabilities	¥106	¥518	¥505
Equity	¥4,023	¥3,831	¥3,542

(b) Common Stock
The Company’s total number of shares authorized as of June 30, 2016 and 2015 and July 1, 2014 are as follows:

	Shares
	June 30, 2016	June 30, 2015	July 1, 2014 (The date of transition)
		Unaudited	Unaudited
Total number of authorized shares
Balance at end of year	400,000	400,000	400,000
Common shares, no par value	400,000	400,000	400,000
All of the issued shares as of June 30, 2016 and 2015 and July 1, 2014 have been paid in full.

The Company’s total number of shares issued for the years ended June 30, 2016 and 2015 are as follows:

	Shares
	For the year ended June 30, 2016	For the year ended June 30, 2015
		Unaudited
Total number of issued shares
Balance at beginning of year	100,000	100,000
Changes during the year	—	—
Balance at end of year	100,000	100,000

(c) Retained Earnings and Legal Reserves
Retained earnings and legal reserves consist of accumulated earnings. The Companies Act of Japan provides that earnings in an amount equal to 10% of cash dividends from retained earnings shall be appropriated as a capital reserve or a legal reserve on the date of distribution of retained earnings until an aggregated amount of capital reserve and legal reserve equals 25% of common stock. Legal reserves may be used upon approval of the General Meeting of Shareholders. Certain foreign consolidated subsidiaries are also required to appropriate their earnings under the laws of respective countries.

(d) Accumulated Other Comprehensive Income
 The changes in Accumulated Other Comprehensive Income for the years ended June 30, 2016 and 2015 are as follows:

	Yen (millions)
	Remeasurements of defined benefit plans	Exchange differences on translating foreign operations	Total
Balance as of July 1, 2014 (Unaudited)	¥(5)	¥8	¥3
Adjustment during the year	(10)	224	214
Balance as of June 30, 2015 (Unaudited)	¥(15)	¥232	¥217
Adjustment during the year	¥(28)	¥(467)	¥(495)
Balance as of June 30, 2016	¥(43)	¥(235)	¥(278)

(e) Other Comprehensive Income
 Each component of other comprehensive income and related tax effect including non-controlling interests for the years ended June 30, 2016 and 2015 are as follows:
 For the year ended June 30, 2016

	Yen (millions)
	Before tax	Tax benefit (expenses)	Net of tax
Items that will not be reclassified to profit or loss:
Remeasurements of defined benefit plans	¥(37)	¥9	¥(28)
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translating foreign operations	(467)	—	(467)
Total other comprehensive income	¥(504)	¥9	¥(495)

For the year ended June 30, 2015 (Unaudited)

	Yen (millions)
	Before tax	Tax benefit (expenses)	Net of tax
Items that will not be reclassified to profit or loss:
Remeasurements of defined benefit plans	¥(14)	¥4	¥(10)
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translating foreign operations	224	—	224
Total other comprehensive income	¥210	¥4	¥214

For the year ended June 30, 2015 (Unaudited)

	Yen (millions)
	Before tax	Tax benefit (expenses)	Net of tax
Items that will not be reclassified to profit or loss:
Remeasurements of defined benefit plans	¥(14)	¥4	¥(10)
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translating foreign operations	224	—	224
Total other comprehensive income	¥210	¥4	¥214

(f) Dividends from Retained Earnings
The Company distributes retained earnings within the available amount calculated in accordance with the Companies Act of Japan. The amount of retained earnings available for distribution is calculated based on the amount of retained earnings recorded in the Company’s non-consolidated accounting records prepared in accordance with accounting principles generally accepted in Japan.

1)Dividend payout
The amounts recognized as dividends of retained earnings for the years ended June 30, 2016 and 2015 are as follows:
For the year ended June 30, 2016

Type of shares	Common shares
Total amount of dividends	150,000,000 yen
Dividend per share	1,500 yen
Record date	June 30, 2015
Declaration date	September 9, 2015

For the year ended June 30, 2015 (Unaudited)

Type of shares	Common shares
Total amount of dividends	200,000,000 yen
Dividend per share	2,000 yen
Record date	June 30, 2014
Declaration date	September 18, 2014

2) Dividends payable of which record date was in the year ended June 30, 2016, effective after the period

Type of shares	Common shares
Total amount of dividends	150,000,000 yen
Dividend per share	1,500 yen
Record date	June 30, 2016
Declaration date	September 14, 2016

Subsequent to June 30, 2016, dividends payable for the record date June 30, 2016 passed a resolution at the Company's shareholder meeting on September 14, 2016. These dividends will be recorded in the fiscal year ending June 30, 2017.

17.    Sales Revenue

Sales revenue for the years ended June 30, 2016 and 2015 consists of the following:

	Yen (millions)
	For the year ended June 30, 2016	For the year ended June 30, 2015
		Unaudited
Sales of products	¥6,950	¥4,468
Maintenance and other related services	653	566
Total	¥7,603	¥5,034

18.    Selling, general and administrative expenses
Breakdown of selling, general and administrative expenses for the year ended June 30, 2016 and 2015 respectively were following:

	Yen (millions)
	For the year ended June 30, 2016	For the year ended June 30, 2015
		Unaudited
Salaries and bonuses	¥518	¥454
Service charges	250	203
Executive salaries and bonuses	104	107
Retirement benefits	72	37
Travel expenses	44	44
Rent	42	40
Advertising	31	25
Office supplies	25	5
Meals and entertainment	25	22
Depreciation and amortization	22	29
Utilities	16	15
Communication and shipping expenses	14	8
Insurance	11	11
Other expenses	52	40
Total	¥1,226	¥1,040

19.    Research and development expenses
Breakdown of Research and Development expenses for the year ended June 30, 2016 and 2015 respectively were following

	Yen (millions)
	For the year ended June 30, 2016	For the year ended June 30, 2015
		Unaudited
Salaries and bonuses	¥134	¥117
Retirement benefits	6	4
Rent	20	16
Office supplies	15	7
Depreciation and amortization	11	8
Other expenses	48	38
Total	¥234	¥190

20. Finance Income and Finance Costs

Finance income and finance costs for the years ended June 30, 2016 and 2015 consist of the following:

	Yen (millions)
	For the year ended June 30, 2016	For the year ended June 30, 2015
		Unaudited
Interest Income:
Financial assets measured at amortized cost	¥12	¥14
Interest expense:
Financial liabilities measured at amortized cost	4	8
Other, net
Gains (losses) on foreign exchange	(48)	8
Total	¥(40)	¥14

21.    Income Taxes

(a) Income Tax Expense

Profit before income taxes and income tax expense for the years ended June 30, 2016 and 2015 consist of the following:

	Yen (millions)
	For the year ended June 30, 2016			For the year ended June 30, 2015
				Unaudited
	Japan	Foreign	Total	Japan	Foreign	Total
Profit (loss) before income taxes	¥183	¥958	¥1,141	¥20	¥377	¥397
Income tax expense (benefit):
Current taxes	226	104	330	52	46	98
Deferred taxes	(29)	3	(26)	27	(3)	24
Total	¥197	¥107	¥304	¥79	¥43	¥122

The statutory income tax rate in Japan for the years ended June 30 2016 and 2015 was 34.8% and 36.4%, respectively. The foreign subsidiaries are subject to taxes based on income at rates ranging from 16.4% to 25.2%.

The Japanese statutory income tax rate for the years ended June 30, 2016 and 2015 differs from the average effective tax rate for the following reasons:

	For the year ended June 30, 2016	For the year ended June 30, 2015
		Unaudited
Statutory income tax rate*1	34.8%	36.4%
Effects of income and expense not taxable and deductible for tax purpose	-7.8	-7.6
Adjustments for the changes in income tax laws	0.6	2.3
Other	-0.9	-0.4
Average effective tax rate	26.7%	30.7%

Explanatory notes:
In accordance with the Act for Partial Amendment of the Income Tax Act (Act No. 9, 2015) and the Act for Partial Amendment of the Local Tax Act (Act No. 2, 2015) promulgated on March 31, 2015, the reduction of corporation tax rates and other amendments will take effect from the fiscal year beginning on or after April1, 2015. Accordingly, the statutory tax rate used for calculating deferred tax assets and liabilities has been changed from 35.6% for the prior fiscal year to 33.0% for the temporary differences. And also in accordance with the Act for Partial Amendment of the Income Tax Act (Act No.15, 2016) and the Act for Partial Amendment of the Local Tax Act (Act No.13, 2016) established in the parliament on March 29, 2016, the reduction of corporation tax rates and other amendments will take effect from the fiscal year beginning on or after April1, 2016. Accordingly, the statutory tax rate used for calculating deferred tax assets and liabilities has been changed from 32.2% for the prior fiscal year to 30.8% for the temporary differences.

 (b) Deferred Tax Assets and Deferred Tax Liabilities

The components by major factor in deferred tax assets and deferred tax liabilities as of June 30, 2016 and 2015 are as follows:

	For the year ended June 30, 2016
	Deferred tax assets (liabilities)
Description	June 30, 2015	Increase/ Decrease	June 30, 2016
Deferred income tax assets due to temporary differences:
Inventories	¥10	¥0	¥10
Accrued expenses	3	23	26
Provisions	45	5	50
Property, plant and equipment	2	(0)	2
Retirement benefit liabilities	155	37	192
Others	3	2	5
Total	¥218	¥67	¥285
Deferred income tax liabilities due to temporary differences:
Property, plant and equipment	¥(57)	¥5	¥(52)
Intangible assets	(6)	(5)	(11)
Fair value of plan assets	(0)	(0)	—
Subsidiary retained earnings	(30)	(25)	55
Total	(93)	(25)	(118)
Net deferred tax assets (liabilities)	¥125	¥42	¥167

	For the year ended June 30, 2015 (Unaudited)
	Deferred tax assets (liabilities)
Description	July 1, 2014	Increase/ Decrease	June 30, 2015
Deferred income tax assets due to temporary differences:
Inventories	¥12	¥(2)	¥10
Accrued expenses	16	(13)	3
Provisions	41	4	45
Property, plant and equipment	1	1	2
Retirement benefit liabilities	180	(25)	155
Others	3	0	3
Total	¥253	¥(35)	¥218
Deferred income tax liabilities due to temporary differences:
Property, plant and equipment	¥(60)	¥3	¥(57)
Intangible assets	(1)	(5)	(6)
Fair value of plan assets	(1)	1	(0)
Subsidiary retained earnings	(42)	12	(30)
Total	(104)	11	(93)
Net deferred tax assets (liabilities)	¥149	¥(24)	¥125

The Company considers the probability that a portion of, or all of, the deductible temporary differences can be utilized against future taxable profits in the recognition of deferred tax assets. In assessing recoverability of deferred tax assets, management considers the scheduled reversal of deferred tax liabilities, projected future taxable profit and tax planning strategies. Based upon the level of historical taxable profit and projections for future taxable profit over the periods for which the deferred tax assets are deductible, management believes it is probable that the Company will utilize the benefits of these deferred tax assets as of June 30, 2016 and 2015 and July 1, 2014. Uncertainty of estimates of future taxable profit could increase due to changes in the economic environment surrounding the Company, effects by market conditions, effects of currency fluctuations or other factors.

22.    Earnings Per Share

Earnings per share attributable to shareholders of the Company for the years ended June 30, 2016 and 2015 are calculated based on the following information. There were no potentially dilutive common shares outstanding for the years ended June 30, 2016 and 2015.

	For the year ended June 30, 2016	For the year ended June 30, 2015
		Unaudited
Profit for the year attributable to shareholders of the Company (millions of yen)	¥837	¥275
Weighted average number of common shares outstanding, basic (shares)	100,000	100,000
Basic earnings per share attributable to shareholders of the Company (yen)	¥8,376	¥2,749

23.    Financial Risk Management

(a)Risk Management
The Company and its subsidiaries have manufacturing operations in Japan, Korea and China and sells products and components to these locations. In the course of these activities, the Company and its subsidiaries hold trade receivables arising from business activities, trade payables and financial liabilities, and are thus exposed to credit risk and liquidity risk associated with the holding of such financial instruments. The Company has no derivatives for hedging any risks.
These risks are evaluated by the Company through periodic monitoring.

(b)Market Risk
The Company is exposed to the risk that the fair value or future cash flows of a financial instrument fluctuates because of changes in foreign currency exchange rates.
The Company has manufacturing operations throughout Asia and exports products and components to various countries. The Company purchases materials and components and sells its products and components in foreign currencies. Therefore, currency fluctuations may affect the Company’s profit and the value of the financial instruments it holds.
(Foreign currency sensitivity analysis)
For financial assets held by the Company and its subsidiaries as of June 30, 2016, 2015 and July 1, 2014, impact to profit before income taxes of consolidated statements of income were following if foreign currencies other than functional currency value higher by 10% against functional currencies. Impact from translation of functional currencies denominated financial instruments, and assets, liabilities and income, expenses of foreign operations were not included. In addition, it was assumed that foreign currencies other than currencies used in this estimation were not changed.

	Yen (millions)
	June 30, 2016	June 30, 2015	July 1, 2014 (The date of transition)
		Unaudited	Unaudited
Profit before income taxes	¥(27)	¥(2)	¥(5)

(c) Credit Risk
The Company and its subsidiaries are exposed to the risk that one party to a financial instrument causes a financial loss for the other party by failing to discharge an obligation. The Company reduces the risk of financial assets in accordance with credit administration rules such as obtaining valuation reports of counter-parties from outside research institutions and historical collection records.

(Maximum exposure to credit risk)
The maximum value of the exposure to credit risk at the balance sheet date of the reporting period is the carrying value of the financial assets of the Company and its consolidated subsidiaries.
(Concentration of credit risk)
38.4%, 12.9% and 20.6% of trade and other receivables were for a specific major customer as of June 30, 2016, 2015
(Unaudited) and July 1, 2014 (Unaudited) respectively.

(d) Liquidity Risk
One of subsidiaries raises funds by bank loans. The subsidiary is exposed to the liquidity risk that the subsidiary would not be able to repay liabilities on the due date due to the deterioration of the financing environment.
Exposure to liquidity risk is managed by maintaining sufficient capital resources, a sufficient level of liquidity and a sound balance sheet. The subsidiary meets its working capital targets primarily through cash generated by business operations and bank loans.
(Maturity analysis of financial liabilities)
Non-derivative financial liabilities by maturity as of June 30, 2016 and 2015 and July 1, 2014 are as follows:

	Yen (millions)
As of June 30, 2016	Carrying amount	Within 1 year	Between 1 and 5 years	Later than 5 years	Total contractual cash flows
Trade payables	¥1,591	¥1,591	¥—	¥—	¥1,591
Financing liabilities	106	102	4	—	106
Accrued expenses	70	70	—	—	70
Future interest	—	0	—	—	0
Total	¥1,767	¥1,763	¥4	¥—	¥1,767

	Yen (millions)
As of June 30, 2015 (unaudited)	Carrying amount	Within 1 year	Between 1 and 5 years	Later than 5 years	Total contractual cash flows
Trade payables	¥975	¥975	¥—	¥—	¥975
Financing liabilities	518	512	6	0	518
Accrued expenses	52	52	—	—	52
Future interest	—	4	0	—	4
Total	¥1,545	¥1,543	¥6	¥0	¥1,549

	Yen (millions)
As of July 1, 2014 (unaudited)	Carrying amount	Within 1 year	Between 1 and 5 years	Later than 5 years	Total contractual cash flows
Trade payables	¥976	¥976	¥—	¥—	¥976
Financing liabilities	505	304	201	—	505
Accrued expenses	57	57	—	—	57
Future interest	—	8	3	—	11
Total	¥1,538	¥1,345	¥204	¥—	¥1,549

24.    Fair Value

(a) Definition of Fair Value Hierarchy
 The Company uses a three-level hierarchy when measuring f. The following is a description of the three hierarchy levels:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date
Level 2	Inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly
Level 3	Unobservable inputs for the assets or liabilities

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest input that is significant to the fair value measurement in its entirety. The Company and its subsidiaries recognize the transfers between the levels of the fair value hierarchy at the end of the reporting period during which the change has occurred. There was no transfer occurred as of June 30, 2016, 2015 (Unaudited) or July 1, 2014 (Unaudited).

(b) Method of Fair Value Measurement
The fair values of assets and liabilities are determined based on relevant market information and through the use of an appropriate valuation method.
The measurement methods and assumptions used in the measurement of assets and liabilities are as follows:
(Cash and cash equivalents)
The fair values approximate their carrying amounts due to their short-term maturities.
(Trade and other receivables and trade and other payables)
The fair values approximate their carrying amounts due to their short-term maturities.
(Financial assets and liabilities)
Fair value of financial assets was described in Note8 and fair value of financial liabilities was described in Note13.

25.    Commitments and Contingent Liabilities

(Non-cancellable lease commitments)
The Company is the lessee under several operating leases, primarily for factories and other facilities, and certain office equipment.

Future minimum lease payments under non-cancelable operating leases that have initial or remaining lease terms in excess of one year as of June 30, 2016 and 2015 and July 1, 2014 are as follows:

	Yen (millions)
	June 30, 2016	June 30, 2015	July 1, 2014 (the date of transition)
		Unaudited	Unaudited
Within 1 year	¥125	¥107	¥104
Between 1 and 5 years	¥346	¥384	¥384
Later than 5 years	¥—	¥31	¥124
Total	¥471	¥522	¥612

Lease payments under operating leases recognized as expenses for the years ended June 30, 2016 and 2015 are as follows:

	Yen (millions)
	For the year ended June 30, 2016	For the year ended June 30, 2015
		Unaudited
Lease payments under operating leases recognized as expenses	¥126	¥110

26.    Related Parties
 (a) Related Party Transactions
The Company and its subsidiaries mainly purchase materials, supplies and services from entities with joint control of the Company and other related parties, and sells finished goods, parts used in its products, and equipment to them in the ordinary course of business. Related party transactions are structured with similar terms and conditions for similar transactions made with other third parties in our normal course of business.
The balances of financial assets and liabilities as of June 30, 2016 are as follows:

	Yen (millions)
	Trade and other receivables	Guarantee deposits	Trade and other payables	Short-term loans payable	allowance for doubtful accounts
ULVAC group:
ULVAC, Inc.	¥89	¥150	¥22	¥100	¥1
ULVAC(SHANGHAI) TRADING CO., LTD	37	—	0	—	0
ULVAC (SUZHUO)CO.,LTD.	16	—	—	—	0
Ulvac Opto-electronics Thinfilm Technology (Shenzhen) Co., Ltd.	12	—	—	—	0
ULVAC KOREA CO., LTD.	963	—	8	—	18
UF TECH CO., LTD.	—	—	22	—	—
Others	0	—	0	—	0
Sub-total	1,117	150	52	100	19
Brooks Automation, Inc.	3	—	18	—	0
Total	¥1,120	¥150	¥70	¥100	¥20

The amounts of the transactions with related parties for the years ended June 30, 2016 are as follows:

	Yen (millions)
	Sales revenue	Purchase	Commission Fee *1	Rent *2	Provision of allowance for doubtful accounts	Interest expense *3
ULVAC group:
ULVAC, Inc.	¥260	¥9	¥67	¥33	¥(0)	¥3
ULVAC(SHANGHAI) TRADING CO., LTD	195	0	2	—	(1)	—
ULVAC (SUZHUO)CO.,LTD.	36	—	—	—	0	—
Ulvac Opto-electronics Thinfilm Technology (Shenzhen) Co., Ltd.	21	—	—	—	0	—
ULVAC KOREA CO., LTD.	3,113	29	2	—	12	—
UF TECH CO., LTD.	—	119	—	—	—	—
Others	3	3	—	—	(0)	—
Sub-total	3,628	160	71	33	11	3
Brooks Automation, Inc.	31	3	89	—	(0)	—
Total	¥3,659	¥163	¥160	¥33	¥11	¥3

*1 Commission fee is paid in accordance with contracts entered into among related parties and calculated based on sales volume of each fiscal year.
*2 Rent is paid in accordance with an office rent agreement between the Company and ULVAC, Inc.
*3 Interest expense occurs in accordance with loan agreements entered into between the Company and ULVAC, Inc. and details are described in Note13. Financial Liabilities.

The balances of financial assets and liabilities as of June 30, 2015 are as follows (Unaudited):

	Yen (millions)
	Trade and other receivables	Guarantee deposits	Trade and other payables
ULVAC group:
ULVAC, Inc.	¥92	¥150	¥23
ULVAC(SHANGHAI) TRADING CO., LTD	91	—	0
ULVAC (SUZHUO)CO.,LTD.	16	—	—
ULVAC KOREA CO., LTD.	323	—	0
UF TECH CO., LTD.	—	—	7
Others	2	—	0
Sub-total	524	150	30
Brooks Automation, Inc.	31	—	18
Total	¥555	¥150	¥48

	Yen (millions)
	Short-term loans payable	Long-term loans payable	allowances for doubtful accounts
ULVAC group:
ULVAC, Inc.	¥200	¥200	¥1
ULVAC(SHANGHAI) TRADING CO., LTD	—	—	1
ULVAC (SUZHUO)CO.,LTD.	—	—	0
ULVAC KOREA CO., LTD.	—	—	6
UF TECH CO., LTD.	—	—	—
Others	—	—	0
Sub-total	200	200	8
Brooks Automation, Inc.	—	—	0
Total	¥200	¥200	¥8

The amounts of the transactions with related parties for the years ended June 30, 2015 are as follows (Unaudited):

	Yen (millions)
	Sales revenue	Purchase	Commission Fee *1	Rent *2	Provision of allowance for doubtful accounts	Interest expense *3
ULVAC group:
ULVAC, Inc.	¥272	¥8	¥46	¥33	¥(0)	¥5
ULVAC(SHANGHAI) TRADING CO., LTD	264	0	19	—	1	—
ULVAC (SUZHUO)CO.,LTD.	30	—	—	—	(0)	—
Ulvac Opto-electronics Thinfilm Technology (Shenzhen) Co., Ltd.	2	—	—	—	—	—
ULVAC KOREA CO., LTD.	1,267	2	2	—	(0)	—
UF TECH CO., LTD.	—	23	—	—	—	—
Others	2	0	—	—	0	—
Sub-total	1,837	33	67	33	1	5
Brooks Automation, Inc.	47	4	71	—	0	—
Total	¥1,884	¥37	¥138	¥33	¥1	¥5

*1 Commission fee is paid in accordance with contracts entered into among related parties and calculated based on sales volume of each fiscal year.
*2 Rent is paid in accordance with an office rent agreement between the Company and ULVAC, Inc.
*3 Interest expense occurs in accordance with loan agreements entered into between the Company and ULVAC, Inc. and details are described in Note13. Financial Liabilities.

The balances of financial assets and liabilities as of July 1, 2014 are as follows (Unaudited):

	Yen (millions)
	Trade and other receivables	Guarantee deposits	Trade and other payables	Long-term loans payable
ULVAC group:
ULVAC, Inc.	¥126	¥150	¥16	¥400
ULVAC(SHANGHAI) TRADING CO., LTD	50	—	0	—
ULVAC (SUZHUO)CO.,LTD.	20	—	—	—
Ulvac Opto-electronics Thinfilm Technology (Shenzhen) Co., Ltd.	—	—	—	—
ULVAC KOREA CO., LTD.	347	—	0	—
UF TECH CO., LTD.	—	—	13	—
Others	—	—	—	—
Sub-total	543	150	29	400
Brooks Automation, Inc.	12	—	13	—
Total	¥555	¥150	¥42	¥400

(b) Compensation to Key Management
Compensation paid and accrued to the directors and corporate auditors of the Company for the years ended June 30, 2016 and 2015 are as follows:

	Yen (millions)
	For the year ended June 30, 2016	For the year ended June 30, 2015
		Unaudited
Amounts paid:
Remuneration	¥74	¥77
Bonus	30	38
Retirement benefit	—	68
Total	104	183
Amounts accrued expenses
Bonus	30	30
Retirement benefit	10	10
Total	¥40	¥40

Corporate auditors refer to an organization hired to audit the execution of duties by directors of the Company as prescribed by the Japanese Companies Act.

Outstanding balances of unsettled compensation to the directors and corporate auditors of the Company as of June 30, 2016 and 2015 and July 1, 2014 are as follows:

	Yen (millions)
	June 30, 2016	June 30, 2015	July 1, 2014 (the date of transition)
		Unaudited	Unaudited
Accrual for directors and corporate auditors' bonuses	¥30	¥30	¥38
Accrual for directors and corporate auditors' retirement benefits	¥109	¥99	¥148
Total	¥139	¥129	¥186

(c) Consolidated Subsidiaries
Consolidated subsidiaries as of June 30, 2016 and 2015 (Unaudited) and July 1, 2014 (Unaudited) are as follows:

Company	Country of Incorporation	Function	Percentage Ownership and Voting Interest
Ulvac Cryogenics Korea Incorporated	Korea	Manufactures, sales, and maintenance of cryopumps	100.0
Ulvac Cryogenics (Ningbo) Incorporated	China	Manufactures, sales, and maintenance of cryopumps	100.0

27.    First-time adoption of IFRSs

(a) First-time adoption in accordance with IFRS 1
The consolidated financial statements presented herein have been prepared by the Company for the first time in accordance with IFRSs.
IFRS 1 requires full retrospective application of IFRSs for the first-time adopters. However, it provides some voluntary and mandatory exemptions from full retrospective applications. Adjustments as a result of the first-time adoption of IFRSs and these exemptions are recognized through retained earnings or other components of equity at the date of transition.
Major voluntary exemptions adopted by the Company are as follows:
1) Exchange differences on translating foreign operations
Under IFRS 1, a first-time adopter may elect to deem the cumulative translation adjustments for foreign operations to be zero at the date of transition. The Company has deemed the cumulative amount of exchange differences on translating foreign operations at the date of transition to be zero.
(b) Reconciliation of Japanese GAAP to IFRSs
Upon transition to IFRSs, the Company has adjusted amounts previously reported in its consolidated financial statements prepared in accordance with Japanese GAAP. The effects of the transition from Japanese GAAP to IFRSs on the Company’s financial position, results of operations and cash flows are stated in the following reconciliations and their notes.

 Reconciliation of equity as of June 30, 2015 (Unaudited)
 Consolidated Statements of Financial Position

	Yen (millions)
	Japanese GAAP	Adjust	IFRS	Notes
Assets					Assets
Current assets:					Current assets:
Cash and cash equivalents	¥927	¥—	¥927		Cash and cash equivalents
Trade and other receivables	1,963	—	1,963		Trade and other receivables
Inventories	1,620	—	1,620		Inventories
Deferred tax assets	39	(39)	—	(c) 5), 6)	Deferred tax assets
Other current financial assets	204	—	204		Other current financial assets
Other current assets	31	—	31		Other current assets
Total current assets	4,784	(39)	4,745		Total current assets
Non-current assets:					Non-current assets:
Financial assets	262	—	262		Financial assets
Property, plant and equipment	678	47	725	(c) 1)	Property, plant and equipment
Intangible assets	106	17	123	(c) 2)	Intangible assets
Deferred tax assets	184	(16)	168	(c) 5), 6)	Deferred tax assets
Other non-current assets	176	—	176		Other non-current assets
Total non-current assets	1,406	48	1,454		Total non-current assets
Total assets	¥6,190	¥9	¥6,199		Total assets
Liabilities and Equity					Liabilities and Equity
Current liabilities:					Current liabilities:
Trade and other payables	¥975	¥—	¥975		Trade and other payables
Financial liabilities (current)	512	—	512		Financial liabilities (current)
Accrued expenses	52	—	52		Accrued expenses
Income taxes payable	19	—	19		Income taxes payable
Provisions	58	—	58		Provisions
Other current liabilities	107	20	127	(c) 3)	Other current liabilities
Total current liabilities	1,723	20	1,743		Total current liabilities
Non-current liabilities:					Non-current liabilities:
Financial liabilities (non-current)	6	—	6		Financial liabilities (non-current)
Retirement benefit liability	598	(48)	550	(c) 4)	Retirement benefit liability
Deferred tax liabilities	43	—	43		Deferred tax liabilities
Other non-current liabilities	26	—	26		Other non-current liabilities
Total non-current liabilities	673	(48)	625		Total non-current liabilities
Total liabilities	2,396	(28)	2,368		Total liabilities
Equity:					Equity:
Common stock	50	—	50		Common stock
Legal Reserves	41	—	41		Legal Reserves
Retained earnings	3,486	37	3,523	(c) 7)	Retained earnings
Accumulated Other Comprehensive Income	217	(0)	217	(c) 4), 6)	Accumulated Other Comprehensive Income
Total equity	3,794	37	3,831		Total equity
Total liabilities and equity	¥6,190	¥9	¥6,199		Total liabilities and equity

Reconciliation of equity as of the date of transition (July 1, 2014) (Unaudited)
 Consolidated Statements of Financial Position

	Yen (millions)
	Japanese GAAP	Adjust	IFRS	Notes
Assets					Assets
Current assets:					Current assets:
Cash and cash equivalents	¥1,081	¥—	¥1,081		Cash and cash equivalents
Trade and other receivables	1,685	—	1,685		Trade and other receivables
Inventories	1,597	—	1,597		Inventories
Deferred tax assets	50	(50)	—	(c) 5), 6)	Deferred tax assets
Other current financial assets	132	—	132		Other current financial assets
Other current assets	33		33		Other current assets
Total current assets	4,578	(50)	4,528		Total current assets
Non-current assets:					Non-current assets:
Financial assets	254	—	254		Financial assets
Property, plant and equipment	673	48	721	(c) 1)	Property, plant and equipment
Intangible assets	123	2	125	(c) 2)	Intangible assets
Deferred tax assets	197	5	202	(c) 5), 6)	Deferred tax assets
Other non-current assets	205	—	205		Other non-current assets
Total non-current assets	1,452	55	1,507		Total non-current assets
Total assets	¥6,030	¥5	¥6,035		Total assets
Liabilities and Equity					Liabilities and Equity
Current liabilities:					Current liabilities:
Trade and other payables	¥976	¥—	¥976		Trade and other payables
Financial liabilities (current)	304	—	304		Financial liabilities (current)
Accrued expenses	57	—	57		Accrued expenses
Income taxes payable	104	—	104		Income taxes payable
Provisions	50	—	50		Provisions
Other current liabilities	108	18	126	(c) 3)	Other current liabilities
Total current liabilities	1,599	18	1,617		Total current liabilities
Non-current liabilities:					Non-current liabilities:
Financial liabilities (non-current)	201	—	201		Financial liabilities (non-current)
Retirement benefit liability	661	(63)	598	(c) 4)	Retirement benefit liability
Deferred tax liabilities	53	—	53		Deferred tax liabilities
Other non-current liabilities	24	—	24		Other non-current liabilities
Total non-current liabilities	939	(63)	876		Total non-current liabilities
Total liabilities	2,538	(45)	2,493		Total liabilities
Equity:					Equity:
Common stock	50	—	50		Common stock
Legal Reserves	35	—	35		Legal Reserves
Retained earnings	3,404	50	3,454	(c) 7)	Retained earnings
Accumulated Other Comprehensive Income	3	—	3		Accumulated Other Comprehensive Income
Total equity	3,492	50	3,542		Total equity
Total liabilities and equity	¥6,030	¥5	¥6,035		Total liabilities and equity

Reconciliation of comprehensive income for the Year Ended June 30, 2015 (Unaudited)
 Consolidated Statements of Income

	Yen (millions)
	Japanese GAAP	Adjust	IFRS	Notes
Sales revenue	¥5,034	¥—	¥5,034		Sales revenue
Cost of sales	3,446	5	3,451	(c) 1), 3), 4)	Cost of sales
Gross Profit	1,588	(5)	1,583		Gross Profit

Selling, general and administrative expenses	1,237	(197)	1,040	(c) 1), 2), 3), 4), 8)	Selling, general and administrative expenses
		190	190	(c) 8)	Research and development expenses
		41	41	(c) 8)	Other income
		11	11	(c) 1), 8)	Other expenses
Operating profit	351	32	383		Operating profit
Non-operating incomes	63	(63)	—	(c) 8)
Non-operating expenses	9	(9)	—	(c) 8)
Extraordinary losses	6	(6)	—	(c) 8)
					Finance income and finance costs:
		14	14	(c) 8)	Interest income
	—	8	8	(c) 8)	Interest expense
	—	8	8	(c) 4), 8)	Other finance income net of other finance expenses
	—	14	14		Net finance income (expenses)
Profit before income taxes	399	(2)	397		Profit before income taxes
Income tax expense	110	12	122	(c) 5), 6)	Income tax expense
Profit for the year	¥289	¥(14)	¥275		Profit for the year
Profit for the year attributable to:					Profit for the year attributable to:
Owners of the parent	¥289	¥(14)	¥275		Owners of the parent
Non-controlling interests	—		—		Non-controlling interests

Adjustment includes reconciliation between Japanese GAAP and IFRSs as well as differences in presentation.

 Reconciliation of equity as of June 30, 2015 (Unaudited)
 Consolidated Statements of Comprehensive Income

	Yen (millions)
	Japanese GAAP	Adjust	IFRS	Notes
Profit for the year	¥289	¥(14)	¥275		Profit for the year
Other comprehensive income, net of tax:					Other comprehensive income, net of tax:
Items that will not be reclassified to profit or loss					Items that will not be reclassified to profit or loss
Remeasurements of defined benefit plans	(10)	(0)	(10)	(c) 4), 6)	Remeasurements of defined benefit plans
Items that may be reclassified subsequently to profit or loss					Items that may be reclassified subsequently to profit or loss
Exchange differences on translating foreign operations	224	—	224		Exchange differences on translating foreign operations
Total other comprehensive income, net of tax	214	(0)	214		Total other comprehensive income, net of tax
Comprehensive income for the year	503	(14)	489		Comprehensive income for the year

c) Notes on reconciliation
1) Property, plant and equipment
Upon adoption of IFRSs, we reviewed depreciation method, useful lives and estimated residual value of property, plant and equipment.
Under Japanese GAAP, declining balance method was applied to most of communication equipment, however, under IFRSs, straight-line method of depreciation method is applied.
This gives rise to a difference between carrying amounts of property, plant and equipment under Japanese GAAP and carrying amounts of property, plant and equipment under IFRSs.

The effects of this change are as follows (Unaudited):

	Yen (millions)
Consolidated statements of financial position	June 30, 2015	July 1, 2014 (the date of transition)
Property, plant and equipment	¥47	¥48
Adjustment to retained earnings	¥47	¥48

Yen (millions)
Consolidated statements of income	For the year ended June 30, 2015
Cost of sales	¥(0)
Selling, general and administrative expenses	—
Other expenses	1
Adjustment to profit before income taxes	¥1

2) Goodwill
Under Japanese GAAP, goodwill was amortized over the period in which the economic benefits were expected to be realized. Under IFRSs, goodwill is not amortized.
Under Japanese GAAP, the Company determined whether an asset may be impaired only when there was an indication of impairment. Under IFRSs, the Group performs impairment tests at least annually.

The effects of this change are as follows (Unaudited):

	Yen (millions)
Consolidated statements of financial position	June 30, 2015	July 1, 2014 (the date of transition)
Intangible assets	¥17	¥2
Adjustment to retained earnings	¥17	¥2

Yen (millions)
Consolidated statements of income	For the year ended June 30, 2015
Selling, general and administrative expenses	¥(15)
Adjustment to profit before income taxes	¥(15)

3) Unused paid vacations

Under Japanese GAAP, the Group was not required to account for unused paid vacations. Under IFRS, they are recognized as liabilities.
The effects of this change are as follows (Unaudited):

	Yen (millions)
Consolidated statements of financial position	June 30, 2015	July 1, 2014 (the date of transition)
Other current liabilities	¥20	¥18
Adjustment to retained earnings	¥20	¥18

Yen (millions)
Consolidated statements of income	For the year ended June 30, 2015
Cost of sales	¥1
Selling, general and administrative expenses	1
Adjustment to profit before income taxes	¥2

4) Employee benefits

Upon application of IFRSs, the Company and its subsidiaries has reviewed the calculation method of retirement benefit obligation and service cost.
The effects of this change are as follows (Unaudited)

	Yen (millions)
Consolidated statements of financial position	June 30, 2015	July 1, 2014 (the date of transition)
Retirement benefit liabilities	¥(48)	¥(63)
Adjustment to retained earnings	¥(48)	¥(63)

Yen (millions)
Consolidated statements of income	For the year ended June 30, 2015
Cost of sales	¥4
Selling, general and administrative expenses	6
Other finance income net of other finance expenses	4
Adjustment to profit before income taxes	¥14

Yen (millions)
Consolidated Statements of Comprehensive Income	For the year ended June 30, 2015
Remeasurements of defined benefit plans	¥(1)
Adjustment to other comprehensive income, net of tax	¥(1)

5) Review of recoverability of deferred tax assets

With application of IFRSs, deferred tax assets are recognized for deductible temporary differences to the extent that it is probable that they can be used against future taxable profits.

The effects of this change are as follows (Unaudited):

	Yen (millions)
Consolidated statements of financial position	June 30, 2015	July 1, 2014 (the date of transition)
Deferred tax assets	¥—	¥17
Adjustment to retained earnings	¥—	¥17

Yen (millions)
Consolidated statements of income	For the year ended June 30, 2015
Adjustment to income tax expense	¥17
Adjustment to profit for the year	¥17

6) Tax
Following the occurrence of temporary differences arising from adjustments to other items in the statement of financial position, examination was conducted for the probability of taxable income from deductible temporary differences according to IFRSs.
In addition, all deferred tax assets and liabilities are reclassified to non-current deferred tax assets and liabilities under IFRSs whereas deferred tax assets are presented as current or non-current assets based on their natures of transactions under Japanese GAAP.
Deferred tax assets are recognized on the portion of the taxable income that is considered to be recoverable.
The effects of this change are as follows (Unaudited):

	Yen (millions)
Consolidated statements of financial position	June 30, 2015	July 1, 2014 (the date of transition)
Changes in other GAAP differences
Deferred tax assets	¥(55)	¥(62)
Adjustment to retained earnings	¥(55)	¥(62)
Changes in presentation
Current deferred tax assets	(39)	(50)
Non-current deferred tax assets	39	50

Yen (millions)
Consolidated statements of income	For the year ended June 30, 2015
Adjustment to income tax expense	¥(6)
Adjustment to profit for the year	¥(6)

Yen (millions)
Consolidated Statements of Comprehensive Income	For the year ended June 30, 2015
Remeasurements of defined benefit plans	¥1
Adjustment to other comprehensive income, net of tax	¥1

7) Retained earnings

The effect of the adjustments above on retained earnings is presented as follows (Unaudited):

	Yen (millions)
Consolidated statements of financial position	June 30, 2015	July 1, 2014 (the date of transition)
Property, plant and equipment	¥47	¥48
Goodwill	17	2
Unused paid vacation	(20)	(18)
Employee benefits	48	63
Review of recoverability of deferred tax assets	—	17
Subtotal	92	112
Tax	(55)	(62)
Total	¥37	¥50

8) Reclassification
The items that have been presented under non-operating incomes, non-operating expenses and extraordinary losses under Japanese GAAP were presented under IFRSs as follows: finance-related items were finance income and finance costs or other finance income net of other finance expenses, whereas other items are other income or other expenses.

(d) Reconciliation of cash flow
The Consolidated Statement of Cash Flows in accordance with Japanese GAAP is not materially different from the Consolidated Statement of Cash Flows disclosed in accordance with IFRS.

28.    Approval of Release of Consolidated Financial Statements

The release of the consolidated financial statements was approved by, President, Chief Executive Officer and Representative Director and Director and Chief Operating Officer for Business Management Operations on November 9, 2016.